March 25, 2014

Ultimate Rack Inc.
331 Valley Mall Pkway #215
East Wenatchee, Washington 98802
Attention: Board of Directors

Re: Resignation as Officer and Director

Dear Ultimate Rack Inc. Board of Directors:

This letter is to notify you that I am resigning as President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director of Ultimate Rack Inc. (the "Company") and as a member of the Company's Board of Directors. My resignation will take effect as of the date hereof.

My resignation is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

I undertake that I do not have any claims against the Company upon my resignation.

Sincerely,

Shawn Arizmendi

ACKNOWLEDGED AND ACCEPTED

ULTIMATE RACK INC.

By: Shawn Arizmendi

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